EX-99(r)(1)

EGA EMERGING GLOBAL SHARES TRUST AND

EGA FRONTIER DIVERSIFIED CORE FUND

Code of Ethics

I.           Legal Requirement

This Code of Ethics has been adopted by the Board of Trustees of EGA Emerging Global Shares Trust (the “Trust”) and the EGA Frontier Diversified Core Fund (“Interval Fund”) (each series of the Trust and the Interval Fund, a “Fund”, collectively the “Funds”) and in accordance with Rule 17j-1(c)(1) under the Investment Company Act of 1940 (the “Act”).  Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by certain associated persons of such companies.  The purpose of this Code of Ethics is to provide regulations for the Funds consistent with the Act and Rule 17j-1. Specifically, Rule 17j-l makes it unlawful for any officer or trustee of the Funds (as well as other persons), in connection with the purchase or sale by such person of a Security Held or to be Acquired by the Funds:1

(a)           To employ any device, scheme, or artifice to defraud the Funds;

(b)
To make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

(d)           To engage in any manipulative practice with respect to the Funds.

II.           Definitions

(a)           “Access Person” means any Advisory Person (as defined below), trustees, directors, officers, and general partners of the Funds and the Funds’ investment adviser (including sub-advisers).  Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Funds for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds regarding the purchase or sale of Covered Securities (as defined below).

(b)           “Advisory Person” means (i) any trustee, director, officer, general partner, employee or agent of the Funds or the Funds’ investment adviser (including sub-advisers) (or of any Company in a Control Relationship with the Funds or the Funds’ investment adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales, including without limitation, employees who execute trades and otherwise place and process orders for the purchase or sale of a Covered Security by the Funds, and research analysts who

1           A security is “held or to be acquired” if within the most recent 15 days it has (i) been held by the Funds, or (ii) is being or has been considered by the Funds or its investment adviser for purchase by the Funds.  A purchase or sale includes the writing of an option to purchase or sell.

investigate potential investments for the Funds; but excluding, marketing and investor relation personnel, financial, compliance, accounting and operational personnel, and all clerical, secretarial or solely administrative personnel; and (ii) any natural person in a Control Relationship to the Funds or the Funds’ investment adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a Covered Security.

(c)           A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(d)           “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

(e)           “Company” means a corporation, partnership, an association, a joint stock company, a Fund, a limited liability company, a limited liability partnership, a fund, or any organized group of persons whether incorporated or not; or any receiver, trustee or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

(f)           “Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended (the “1940 Act”), except that it shall not include direct obligations of the Government of the United States, Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares issued by registered open-end investment companies.

(g)           “Review Officer” shall mean the designated officer of the Funds, or, in the event that the Review Officer is unavailable or involved in the proposed transaction, another officer of the Funds not involved in the proposed transaction.  The Review Officer, unless otherwise determined by the Board of Trustees, will be the Chief Compliance Officer of the Funds.

(h)           “Control Relationship” means the power to exercise a controlling influence over the management or policies of a Company, unless such power is solely the result of an official position.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a Company shall be presumed to control such Company.  Any person who does not so own more than 25 per centum of the voting securities of any Company shall be presumed not to control such Company.

(i)           “Disinterested Trustee” means a trustee of the Funds who is not an “interested person” of the Funds or the Funds’ investment adviser or principal underwriter within the meaning of Section 2(a)(19) of the 1940 Act.

(j)           “Initial Public Offering” means an offering of securities registered under Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 of Section 15(d) of the Securities Exchange Act.

(k)           “Limited Offering” means a private placement or other offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant or Rule 504, Rule 505 or Rule 506 under the Securities Act.

(l)           “Purchase or sale of a Security” includes, inter alia, the writing of an option to purchase and sell a Security, any Security convertible or exchangeable to a Security.
III.           Exempted Transactions

The prohibitions of Section IV of this Code shall not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)	Purchases or sales which are non-volitional on the part of either the Access Person or the Funds.

(c)           Purchases which are part of an automatic dividend reinvestment plan.

(d)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.           Prohibited Purchases and Sales

(a)           No Access Person, or any member of such person’s immediate family, shall purchase or sell, directly or indirectly, any Covered Security if they had actual knowledge at the time of the transaction that, during a period of fifteen days immediately preceding or following the transaction, the security was purchased or sold or was "being considered for purchase or sale" by the Funds, or is the subject of an outstanding purchase or sale order by the Funds.

(b)           No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l as set forth in Section I above.

(c)           No Access Person, other than a Disinterested Trustee, shall redeem shares of any affiliated registered open-end investment company, other than a money market mutual fund, within thirty (30) days of the purchase of a share in that fund.  The provisions of this Section IV(c) shall not apply with respect to Automatic Trades, as defined below.

(d)           Requirement for Pre-clearance.  Access Persons must obtain prior written approval from the designated Review Officer before:

(i)	directly or indirectly acquiring beneficial ownership in securities in an Initial Public Offering for which no public market in the same or similar securities of the issue has previously existed; and
(ii)	directly or indirectly acquiring beneficial ownership in securities in a Limited Offering.

In determining whether to pre-clear the transaction, the Review Officer shall consider, among other factors, whether such opportunity is being offered to the Access Person by virtue of their position with the Funds.  All pre-cleared acquisitions must take place on the same day that the clearance is obtained.  If the transaction is not completed on the date of clearance, a new clearance must be obtained.  Post-approval is not permitted under this Code of Ethics.  If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code of Ethics.

V.           Reporting

(a)           Every Access Person must comply with the reporting requirements of this Section, unless they are otherwise required to report to a review officer under a Code of Ethics that has been adopted by the investment adviser or distributor to the Funds and approved by the Board of Trustees.

(b)           Initial Holding Reports.  No later than ten (10) days after a person becomes an Access Person, the person must report the following information:

(i)
the title, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the person has any direct or indirect beneficial ownership as of the date they became an Access Person;

(ii)
the name of any broker, dealer or bank with whom the person maintains an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person; and

(iii)	the date that the report is submitted by the Access Person.

The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(c)           Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly transaction report which report must cover, at a minimum, all transactions during the quarter in a Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership, and provide the following information:

(i)
the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date that the report is submitted.

(d)           Quarterly Account Report.  No later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a report detailing all accounts through which any security (whether or not publicly traded) is held at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

(1)	the name of the broker, dealer or bank with whom the Access Person has established the account;

(2)	the date the account was established; and

(3)	the date that the report is submitted by the Access Person.

(e)           Annual Holdings Reports.  Annually, each Access Person must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):
(i)
the title, type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(iii)           the date that the report is submitted by the Access Person.

(f)           Alternative Reporting.  The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions required to be reported under this Section shall satisfy the reporting requirements of Section V.  The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the information delivered by, or on behalf of, the Access Person to the Review Officer and recording the date of the confirmation.

(g)           Report Qualification.  Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

(h)           Providing Access to Account Information.  Access Persons will promptly:

(i)	provide full access to the Funds, its agents and attorneys to any and all records and documents which the Funds consider relevant to any securities transactions or other matters subject to the Code;

(ii)	cooperate with the Funds, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;

(iii)	provide the Funds, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

(iv)	promptly notify the Review Officer or such other individual as the Funds may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

(i)           Confidentiality of Reports.  Transaction and holding reports will be maintained in confidence, expect to the extent necessary to implement and enforce the provisions of this Code or  to comply with requests for information from government agencies.

(j)           Disinterested Trustees of the Funds

           Quarterly Transaction Reports.  A Disinterested Trustee of the Funds must make a quarterly transaction report containing the information required by Section V(c) no later than 30 days after the end of a calendar quarter with respect to transactions occurring in such quarter in a Covered Security only if such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that during the 15-day period immediately before or after such trustee’s transaction in a Covered

Security, the Funds purchased or sold the Covered Security, or the Funds or its investment adviser considered purchasing or selling the Covered Security.

(k)           The provisions of this Section V shall not apply to transactions involving Covered Securities that occur automatically following the instruction and in accordance with standing instructions (“Automatic Trades”), such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.

VI.           Review of Reports Required by this Code of Ethics

(a)           Each report required to be submitted under Section V of this Code of Ethics will be promptly reviewed by the Review Officer when submitted.

(b)           Any violation or potential violation of this Code of Ethics shall be brought to the attention of the Chairman of the Funds within five business days of its discovery.

(c)           The Review Officer will investigate any such violation or potential violation of this Code of Ethics and report to the Chairman of the Funds with a recommendation of appropriate action to be taken against any individual whom it is determined has violated this Code of Ethics as is necessary to cure the violation and prevent future violations.

(d)           The Review Officer will keep a written record of all investigations in connection with any Code of Ethics violations including any action taken as a result of the violation.

VII.           Recordkeeping

The Funds shall cause the records enumerated in this Section VII (a) through (e) below to be maintained in an easily accessible place at the offices of its principal underwriter and shall cause such records to be made available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examinations.

Specifically, the Funds shall maintain the following records:

(a)	a copy of the code of ethics adopted by the Funds that is in effect, or at any time within the previous five (5) years was in effect, in an easily accessible place;

(b)
a record of any violation of the code of ethics, and of any action taken as a result of such violation, for at least five (5) years after the end of the fiscal year in which the violation occurs in an easily accessible place;

(c)
a copy of each report made by an Access Person as required by this Code for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two (2) years in an easily accessible place;

(d)
a record of all persons, currently or within the past five years, who are or were required to make reports under Section V of this Code, or who are or were responsible for reviewing these reports in an easily accessible place; and

(e)
a copy of each report required by Section V (e) of this Code, for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

The Funds must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Section V(a), for at least five years after the end of the fiscal year in which the approval is granted.

VIII.           Reporting to the Board of Trustees

(a)           No less frequently than annually thereafter, the Review Officer will prepare a written report to be furnished to the Board of Trustees of the Funds that:

(1)
Describes any issues arising under this Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of this Code of Ethics and sanctions imposed in response to the material violations; and

(2)	Certifies that the Funds have adopted the procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

(b)           No less frequently than annually thereafter, the investment adviser (including sub-advisers), the distributor, and the administrator of the Funds must prepare a written report to be furnished to the Board of Trustees of the Funds that:

(1)
Describes any issues arising under its code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of its code of ethics and sanctions imposed in response to the material violations; and

(2)	Certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

IX.           Sanctions

Upon discovering a violation of this Code, the Board of Trustees of the Funds may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

X.           Certification

Each individual covered by this Code of Ethics shall:  (a) receive a copy of this Code of Ethics at the time of his/her appointment, employment or other engagement, (b) certify in writing that he/she has read and understood the Code of Ethics; and (c) retain a copy at all times.  Any questions regarding this Code of Ethics should be referred to the Review Officer.

XI.           Amendments

This Code may be amended from time to time solely upon written consent of the Secretary and Review Officer to the Funds, in consultation with the Funds’ counsel, for the purpose of correcting ambiguities, inconsistencies or incompleteness in the Code or the implementation thereof and to conform the Code to federal or state tax, legal, securities or other requirements or regulations, including amendments necessary to preserve the Funds’ registration under the 1940 Act; provided, however, that the Board of Trustees of the Funds, including a majority of the Trustees who are not interested persons must  approve any material changes to this Code no later than six (6) months after the adoption of such change by the Secretary and Review Officer.

Adopted:  April 17, 2009

Amended:  October 16, 2013

EGA SHARES EMERGING GLOBAL SHARES TRUST & EGA FRONTIER DIVERSIFIED CORE FUND

Code of Ethics

APPENDIX A
ACCESS PERSON ACKNOWLEDGEMENT

I understand that I am an Access person as defined in EGA Emerging Global Shares Trust and EGA Frontier Diversified Core Fund’s Code of Ethics.  I have read and I understand the Code of Ethics and will comply with it in all respects.  In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Signature                                                                               Date

Printed Name

This form must be completed and returned to the Funds’ Review Officer:

Melanie Zimdars
ALPS Fund Services, Inc.
1290 Broadway
Suite 1100
Denver, Colorado 80203